Exhibit 99.1
CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED PLANS TO LIST SHARES
ON THE NEW YORK STOCK EXCHANGE

New ticker symbol to become “GNK”

MARCH 14, 2007 -- NEW YORK -- Genco Shipping & Trading Limited (NASDAQ: GSTL) today announced that it has received approval of its application to list its common stock on the New York Stock Exchange.  The Company anticipates that its shares of common stock will begin trading on the NYSE commencing the open of trading on April 11, 2007, under the symbol “GNK.”  Until trading on the NYSE commences, Genco Shipping & Trading’s common stock will continue to trade on the NASDAQ Global Select Stock Market under the symbol “GSTL.”

Peter Georgiopoulos, Chairman of Genco Shipping & Trading, stated, “We are proud to list Genco on the New York Stock Exchange.   With a business at the center of global trade and a focus on growth, Genco Shipping & Trading is well suited for a New York Stock Exchange listing.  We believe listing on the New York Stock Exchange will continue to raise Genco’s visibility in the global financial markets, which remains an important goal as we seek opportunities to expand further Genco’s leadership in the drybulk industry. We appreciate the service and support NASDAQ has provided Genco since its IPO in June of 2005.”

“Genco Shipping & Trading is an outstanding addition to the family of NYSE-listed companies,” said NYSE Group, Inc. CEO John A. Thain. “We look forward to providing Genco Shipping & Trading and its shareholders the highest levels of market quality and service, and ensuring the superior liquidity and visibility that issuers worldwide gain from listing on the NYSE Group markets.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited owns a fleet of 19 drybulk vessels, consisting of seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 988,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward-looking statements contained in this report are fulfillment of any remaining conditions to the Company’s listing on the NYSE and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and our reports on Form 8-K.

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